SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                February 16, 2004

                               Halliburton Company
             (Exact name of registrant as specified in its charter)

State or other                    Commission               IRS Employer
jurisdiction                      File Number              Identification
of incorporation                                           Number

Delaware                            1-3492                 No. 75-2677995


                            1401 McKinney, Suite 2400
                              Houston, Texas 77010
                    (Address of principal executive offices)

                         Registrant's telephone number,
                       including area code - 713-759-2600

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         INFORMATION TO BE INCLUDED IN REPORT

Item 5.  Other Events.

         Halliburton's Kellogg Brown & Root subsidiary is suspending $140.8 million of subcontractor invoicing to the Army Materiel Command relating to food services for soldiers and supporting civilian personnel in Iraq and Kuwait. Kellogg Brown & Root will withhold the invoices until an internal review is completed, expected within 30 days, regarding the number of meals ordered by the Army Materiel Command and the number of soldiers actually served at dining facilities for U.S. troops and supporting civilian personnel in Iraq and Kuwait. The $140.8 million amount is Halliburton's "order of magnitude" estimate of the remaining amounts being questioned by the Defense Contract Audit Agency. Kellogg Brown & Root had also previously agreed to temporarily credit $35.8 million for invoices submitted to the Department of Defense until Kellogg Brown & Root, the DCAA and the Army Materiel Command could agree on a process to be used for invoicing for food services.

         Halliburton believes that Kellogg Brown & Root's review of billing methodology will be complete by mid-March, but cannot currently predict when the issues will be resolved with the DCAA. All invoicing in Iraq and Kuwait for other food services and matters will continue to be processed and sent to the Army Materiel Command for payment. In the meantime, Kellogg Brown & Root may choose to withhold all or a portion of its payments to its subcontractors relating to the withheld invoices pending resolution of the issues.


Item 9.  Regulation FD Disclosure.

         On February 16, 2004 registrant issued a press release entitled "Halliburton Voluntarily Suspends Billing For the Next Month."

         The text of the press release is as follows:

           Halliburton Voluntarily Suspends Billing For the Next Month


              Company continues to resolve "Boots Through the Door"
                          versus "Meals Served" issues


HOUSTON, Texas -- Halliburton (NYSE:HAL) today said it has offered an unprecedented response to the Department of Defense regarding the number of meals which have been served to the troops. The company today said it has suspended certain invoicing of subcontractor services for meal planning, food purchase and meal preparation for soldiers.

Simultaneously, Halliburton said the company will continue working with our customer, the US Army, to finalize an agreement as to how to reconcile the differences between meals ordered by the Department of Defense and the 'boots through the door' number of meals actually served to the soldiers. While the company cannot predict when the methodology will be agreed upon with the

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military,  it is important to note that the amounts that are being withheld from billing have the potential to increase as well as decrease.

 "It is important to understand that this is not any sort of `admission'. As a responsible government contractor it is the right thing to do," said Randy Harl, president and chief executive officer, KBR. "KBR is a good steward of the taxpayers' dollars."

As the reconciliation process continues, the difference between the number of meals planned and the amount of meals actually served to the troops on the ground first totaled $16 million and shortly thereafter an additional $11.4 million. In an SEC filing last week, Halliburton confirmed it agreed with the DCAA to suspend subcontractor billings of $34.5 million. In addition, the company now is voluntarily holding approximately $140 million of subcontractor invoices for food services that have already been provided to the military. Halliburton will defer further billing to the US Government for these subcontracted services until an agreement is reached. Despite taking these actions, the company said it expects the basic issues of breakfast, lunch and dinner to continue to be the topic of political discussions. The company says it is willing to wait until the facts catch up to the rhetoric. "Most cooks know how many people are coming to dinner when they are preparing food," said Harl. "It's just not that simple in Iraq."

Halliburton, through its KBR subsidiary, is providing food service for the troops in a contract known as LOGCAP. The company provides food and laundry services as well as communications for the troops as part of the contract. "We give the soldiers a way to feel a little bit closer to home," said Harl. "Because we are good stewards of the taxpayers' money and we believe in our ability to do this job better than any other company, we are willing to delay our payment for the work we are doing. I know of no other company who would do this and also has the special skill sets that enable it to do the work we are doing to support the troops, said Harl."

Halliburton is resolved to support the military while also carrying out the important responsibility to maintain oversight in the expenditure of funds. Our employees have had a significant and positive impact on the quality of life for troops and are risking their lives everyday, while providing troops housing, meals, mail and other vital services.

KBR will continue to work with all government agencies to establish that the company's contracts are not only good for the United States, but also that Halliburton is the best and most qualified contractor to perform these difficult and dangerous tasks. KBR has always worked with the DCAA and will continue to work with them in the future. At times, KBR and DCAA have disagreed on issues that were subject to audit, but the company and the DCAA have always been able to work through these issues.

Halliburton has a 60-year history of working with the government. KBR helped build U.S. war ships in World War II, as well as projects in Somalia, Rwanda, Haiti and the Balkans. Halliburton also helped put out more than half of the oil well fires in Kuwait during the 1991 Gulf War.

Halliburton, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company's World Wide Web site can be accessed at www.halliburton.com.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HALLIBURTON COMPANY




Date:     February 19, 2004            By: /s/ Bruce A. Metzinger
                                          ---------------------------------
                                               Bruce A. Metzinger
                                               Assistant Secretary